UNITED STATES*
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                               (Amendment No. 4)*


                    Nuveen Global Income Opportunities Fund
               -------------------------------------------------
                                (Name of Issuer)


                                     Common
                         ------------------------------
                         (Title of Class of Securities)


                                    67073C104
                                 --------------
                                 (CUSIP Number)


                                October 31, 2012
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ X ]     Rule 13d-1(b)

          [   ]     Rule 13d-1(c)

          [   ]     Rule 13d-1(d)





                                  AMENDMENT #4

* On November 9, 2012, Form 13G for Nuveen Global Income Opportunities Fund was inadvertently filed with the former name Nuveen Global Government Enhanced Income Fund.

         Accession Number: 0001445546-12-004826

         Received:           09-Nov-2012 13:42

         File Number:        005-83575

This original filing was submitted in error and should be disregarded.



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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  FIRST TRUST PORTFOLIOS L.P.,
                                  FIRST TRUST ADVISORS L.P. and
                                  THE CHARGER CORPORATION
                                  Date: November 9, 2012


                                  By: /s/ Mark R. Bradley
                                      ---------------------------
                                            Mark R. Bradley
                                      Chief Financial Officer and
                                      Chief Operating Officer of
                                      First Trust Portfolios L.P. and
                                      First Trust Advisors L.P., and
                                      Chief Financial Officer and
                                      Treasurer of The Charger Corporation



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